UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Westar Energy, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO

THE PROXY STATEMENT OF WESTAR ENERGY, INC. DATED APRIL 8, 2011 FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2011

On April 8, 2011, we made available a proxy statement (the “Proxy Statement”) to our shareholders describing the matters to be voted on at the Annual Meeting of Shareholders to be held on May 19, 2011 (the “Annual Meeting”), including a proposal to approve an amendment of our Long Term Incentive and Share Award Plan (the “Plan”). Among the proposed changes to the Plan was an increase in the number of authorized shares of our common stock available for equity awards by 4,000,000 shares. If this increase were to be approved by shareholders, there would be a total of 4,036,129 shares available for additional grants under the Plan, as of March 31, 2011. Under the terms of the Plan, as of March 31, 2011, there were:

(a)	2,942,700 shares of our common stock outstanding pursuant to equity awards made under the Plan;

(b)	36,129 shares of our common stock remaining and available for future awards of time-based restricted share units, performance-based restricted share units or other equity awards under the Plan; and,

(c)	2,021,171 shares of our common stock reserved for outstanding awards of time-based restricted share units, performance-based restricted share units and other equity awards under the Plan.

After making the Proxy Statement available to stockholders, we were informed by Institutional Shareholder Services (“ISS”) that the proposal to amend the Plan received an unfavorable recommendation because the shareholder value transfer as determined by ISS is greater than a company-specific allowable cap calculated by ISS.

After consideration of the ISS recommendation, we decided to amend the Plan further in order to reduce the shareholder value transfer under the Plan. Accordingly, on May 6, 2011, we modified the Plan amendment to reduce the proposed increase in authorized shares from 4,000,000 to 3,250,000 shares, but with no other changes to the amendment to the Plan as described in the Proxy Statement. If the amended Plan, including this revised increase, is approved by shareholders, there would be a total of 3,286,129 shares available for additional grants under the Plan, as of March 31, 2011. The Plan, as further amended, will be presented for shareholder approval at the Annual Meeting.

A copy of the Plan, as further amended and restated, is attached as Exhibit 10 to the Current Report on Form 8-K filed by the Company on May 6, 2011 with the Securities and Exchange Commission, a free copy of which may be obtained at the SEC’s website, www.sec.gov.

Any vote “FOR” or “AGAINST” the original Plan proposal using the proxy card that we previously made available to our shareholders of record - or using the voting instruction card made available to the beneficial owner(s) by their brokerage firm, bank, broker-dealer, trustee or nominee - will be counted, respectively, as a vote “FOR” or “AGAINST” the amended Plan, as described above.

If any shareholder has already returned his or her properly executed proxy card or voted via the Internet or by telephone and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date by the Internet, by telephone, by mail or by attending the Annual Meeting in person and casting a ballot or as otherwise described in the Proxy Statement. If any shareholder would like a new proxy card or has any questions, he or she should contact Bruce R. Burns, Director, Investor Relations, 818 S. Kansas Avenue, Topeka, Kansas 66612, or at (785) 575-8227.

This Supplement to the Proxy Statement is first being released to shareholders on or about May 6, 2011, and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.

By order of the Board of Directors

/s/ Larry D. Irick

Larry D. Irick

Vice President, General Counsel and Corporate Secretary

May 6, 2011